Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-187229) and Forms S-8 (Nos. 333-168804, 333-149245 and 333-149244) of Cardtronics Inc. of our report dated October 15, 2013 relating to the financial statements of Cardpoint Limited, which appears in this Current Report on Form 8-K/A dated October 15, 2013.

/s/ PricewaterhouseCoopers
Dublin, Ireland

15 October 2013